UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director Menassie Taddese
Effective as of November 2, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of Xeris Biopharma Holdings, Inc. (the “Company”) increased the size of the Board from eight (8) to nine (9) members, thereby creating a vacancy on the Board, and appointed Menassie Taddese to fill such vacancy. Mr. Taddese will serve as a Class II director and his term will expire at the Company’s 2029 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal. Mr. Taddese was also appointed to serve as a member of the Board’s Audit Committee, effective as of the Effective Date.
Mr. Taddese has served as a senior advisor at Emerging Markets Intelligence & Research (“EMIR”), an advisory and research firm based in Dubai, United Arab Emirates, since March 2023. He previously served as President, Emerging Markets at Viatris Inc. (“Viatris”), a global healthcare company, from November 2020 to December 2022. Prior to Viatris, Mr. Taddese held various positions of increasing responsibility at Pfizer Inc. from June 1997 to November 2020, including in corporate and treasury functions and in senior finance, commercial and general management roles. Mr. Taddese currently serves on the board of directors of Medexus Pharmaceuticals Inc., a specialty pharmaceutical company listed on the Toronto Stock Exchange, where he chairs the audit committee. He is also a member of the Business Council for International Understanding. Mr. Taddese holds an M.B.A. from the Smeal College of Business at Pennsylvania State University and a B.S. from Virginia Polytechnic Institute and State University, and has completed an Executive Leadership, Strategy, and Digital program at Columbia Business School.
There is no arrangement or understanding between Mr. Taddese and any other person pursuant to which Mr. Taddese was selected as a director, and there are no family relationships between Mr. Taddese and any of the Company’s directors or executive officers. The Board has affirmatively determined that Mr. Taddese qualifies as independent under Nasdaq listing standards, including the heightened independence requirements for audit committee members under Nasdaq Listing Rule 5605(c)(2) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and there are no transactions to which the Company is a party and in which Mr. Taddese has a direct or indirect material interest that requires disclosure under Item 404(a) of Regulation S-K.
In connection with his appointment, Mr. Taddese was granted an initial equity award consisting of options to purchase shares of the Company’s common stock and restricted stock units having a combined aggregate grant date fair value of approximately $450,000 under the Company’s non-employee director compensation program (the “Compensation Program”), including cash compensation as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2026, which is incorporated herein by reference. Pursuant to the Compensation Program, beginning on the date of the Company’s 2027 annual meeting of stockholders and thereafter, Mr. Taddese will be eligible to receive an annual equity grant, consisting of options to purchase shares of the Company’s common stock and restricted stock units with an aggregate grant date fair value approximately equal to $300,000. Under the Compensation Program, initial equity awards vest in three equal annual installments on the first three anniversaries of the grant date, and annual equity grants vest in full on the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders, in each case subject to the non-employee director’s continued service to the Board through the applicable vesting date.
Mr. Taddese and the Company have entered into a standard indemnification agreement, substantially similar to the Company’s form of director indemnification agreement, a copy of which was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026, and is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On November 2, 2026, the Company issued a press release announcing the appointment of Mr. Taddese to the Board, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated November 2, 2026, issued by the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2026	Xeris Biopharma Holdings, Inc.

	By:	/s/ Steven M. Pieper
Name: Steven M. Pieper
Title: Chief Financial Officer